UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION  14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Goodrich Corporation

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Goodrich Employee Frequently Asked Questions
1.	What was announced today?

Today we announced that Goodrich’s Board of Directors unanimously approved an agreement to combine with United Technologies. Under the agreement, United Technologies will acquire all of the outstanding common shares of Goodrich for $127.50 per share in cash, or a total purchase price of approximately $18.4 billion, including approximately $1.9 billion of Goodrich’s outstanding debt.

We are extremely pleased to have reached an agreement with United Technologies that delivers immediate cash value to our shareholders at a premium that is reflective of the strength of our business. This announcement is a testament to what Goodrich and its employees have achieved over the last 140 years and is an exciting next step for our company.

2.	Who is United Technologies?

Based in Hartford, Connecticut, United Technologies is a diversified company that provides high technology products and services to the aerospace and defense and building industries. United Technologies’ businesses include:
- Carrier heating and air conditioning systems

- Hamilton Sundstrand aerospace and industrial systems

- Otis elevators and escalators and moving walkways

- Pratt & Whitney aircraft engines

- Sikorsky helicopters

- UTC Fire & Security fire safety and security products and services

- UTC Power fuel cells and power systems
Importantly, United Technologies shares Goodrich’s culture of mutual trust and respect, accountability and teamwork, with a focus on delivering safe and innovative products to our customers.

Additional information about United Technologies can be found on its website: www.utx.com

3.	What are the benefits of this transaction?

As part of United Technologies, we will have the opportunity to execute our strategy on a larger scale, and take advantage of the key capabilities with an expanded product range, supported by the best talent in the industry.

The transaction with United Technologies also offers our employees the opportunity to be part of an organization with a shared vision and greater depth of resources. We expect that this transaction will offer expanded opportunities for career growth and advancement for employees of both companies.

4.	How does this announcement affect employees?

Today’s announcement should have no impact on your day-to-day responsibilities or the way in which Goodrich conducts business. It is important to remember that until the transaction is completed, Goodrich and United Technologies remain independent companies, and it is business as usual as we continue to execute on our strategic plan.

Both Goodrich and United Technologies have successful integration track records, and given the complementary nature of our businesses, we expect a strong cultural fit and a seamless transition. Over the coming weeks, we will be forming an integration team comprised of senior executives from both companies to lead the integration effort and assist with the transition process.

5.	Will there be any layoffs or other changes for employees as a result of this announcement?

United Technologies recognizes the role our employees play in Goodrich’s success. The transaction with United Technologies offers our employees the opportunity to be part of an organization with a shared vision and greater depth of resources. We expect that this transaction will offer expanded opportunities for career growth and advancement for employees of both companies.

6.	Will salaries and benefits be affected?

Until the transaction is completed, Goodrich and United Technologies remain independent companies and your salary and benefits remain unchanged. United Technologies recognizes the value of our employees and following completion of the transaction, we expect that United Technologies will offer employees comparable salary and benefits as those offered by Goodrich. It is very early in this process and many compensation and benefit matters will be determined near or after closing of the transaction.

7.	What are United Technologies’ plans for Goodrich and our senior leadership?

Following completion of the transaction, Marshall Larsen, now Chairman, President and Chief Executive Officer of Goodrich, will become Chairman and Chief Executive Officer of a combined UTC Aerospace Systems business unit. The senior leadership team of the combined business will be located in Charlotte, North Carolina. Both Goodrich and United Technologies’ Hamilton Sundstrand brands will be maintained within this business unit. Additional decisions regarding leadership will be determined near or after the closing of the transaction.

8.	What will happen to Goodrich’s headquarters?

The senior leadership team of the combined business will be located in Charlotte, North Carolina. United Technologies is dedicated to continuing many of the philanthropic efforts that have made Goodrich a strong supporter of local communities.

9.	When will the transaction be completed? What needs to happen before the transaction can close?

The transaction, which we expect to be completed in mid-2012, is subject to approval by Goodrich shareholders and regulatory approvals, as well as other customary closing conditions.

Until the transaction closes, Goodrich and United Technologies will continue to operate as independent companies and it will be business as usual here at Goodrich as we continue to execute on our strategic plan.

10.	What should I say if I’m contacted by media, financial community or other third parties about the transaction?

It is likely that today’s news may lead to increased interest in Goodrich and it is important that the company speak with one voice on this matter.

If you receive any inquiries from investors, please refer them to Paul Gifford, Vice President, Investor Relations, at +1 (704) 423-5517. If you receive inquiries from the media or other interested parties, please refer them to Lisa Bottle, Vice President, Corporate Communications, at +1 (704) 423-7060 or Andrew Martin, Media Relations Manager, at +1 (704) 423-7048.

We will make every effort to keep you up to date on developments and progress throughout this process.

11.	When will I know more about the progress of the transaction?

We will continue to communicate developments regarding this transaction through meetings, letters and other communications. As we move through this process, we’ll continue to rely on you to focus on the work at hand, serve our customers and help achieve our goals.
Additional Information
In connection with the proposed transaction, the Company will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE COMPANY. You will be able to obtain the proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Goodrich Corporation, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217, c/o Secretary.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not based on historical facts but instead reflect the Company’s expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “likely,” “will,” “should” or similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.
The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.
Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: demand for and market acceptance of new and existing products; our ability to extend our commercial OE contracts beyond the initial contract periods; cancellation or delays of orders or contracts by customers or with suppliers; our ability to obtain price adjustments pursuant to certain of our long-term contracts; the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts; the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions; successful development of products and advanced technologies; the impact of bankruptcies and/or consolidations in the airline industry; the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers; global demand for aircraft spare parts and aftermarket services; changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations; the possibility of restructuring and consolidation actions; threats and events associated with and efforts to combat terrorism; the extent to which changes in regulations and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits; competitive product and pricing pressures; our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses; the effect of changes in accounting policies or legislation, including tax legislation; cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete, such as changes in currency exchange rates, interest rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control; the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities; other factors that are set forth in management’s discussion and analysis of the Company’s most recently filed reports with the SEC; and uncertainties associated with the proposed acquisition of the Company by United Technologies, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. This list of factors is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about the Company’s directors and officers and their ownership of the Company’s common stock is set forth in its Form 10-K which was filed with the SEC on February 15, 2011 and the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on March 10, 2011. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transaction, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.